UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 2, 2008
Advanced Viral Research Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-18293	59-2646820

(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)
200 Corporate Boulevard South, Yonkers, New York 10701

(Address of principal executive offices) (Zip Code)
(914) 376-7383

(Registrants’ telephone number, including area code)
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective December 2, 2008, our employment agreements dated December 3, 2007 with each of Vincent Gullo, Ph.D, Chief Scientific Officer, Dallas Hughes, Ph.D, Vice President, Research and Yuri Dunayevskiy, Research Fellow, as amended by those certain letter agreements dated November 10, 2008 (collectively, the “Employment Agreements”) expired by their terms and were not renewed. As a result of the non-renewal of these agreements, Dr. Gullo and Messrs. Hughes and Dunayevskiy ceased to be officers and employees effective as of December 2, 2008. We did not incur any termination penalties or severance obligations upon the expiration of the Employment Agreements.
     Prior to the non-renewal of their employment agreements, each of Dr. Gullo and Messrs. Hughes and Dunayevskiy agreed that for the period commencing August 8, 2008 through the expiration of their respective agreements, we were not required to pay to them their full salaries until such time as we (i) acquire net proceeds of at least $3.0 million from the sale of assets or securities; or (ii) consummate a merger transaction with the surviving entity having at least $3.0 million in cash availability (the “Triggering Event”). Upon the occurrence of the Triggering Event, of which there can be no assurance, all amounts deferred are required to be paid to by us in one lump sum. The amounts payable which are subject to the Triggering Event are $63,462, $57,692 and $50,481 for each of Dr. Gullo, Messrs. Hughes and Dunayevskiy, respectively.

Item 8.01.	Other Events.
     On December 8, 2008, other than one administrative employee who continues to be paid her full salary, all of our remaining three employees (including Stephen Elliston, our Chief Executive Officer and President and Martin Bookman, our Chief Financial Officer), entered into a further amendment to their employment arrangements whereby they each agreed that we were not required to pay them any salary amounts until the occurrence of a Triggering Event. Upon the occurrence of the Triggering Event, of which there can be no assurance, all amounts deferred are required to be paid to by us in one lump sum. The foregoing summary is qualified in its entirety by reference to the agreements, copies of which are filed as exhibits to this Current Report on Form 8-K.
     Although we have reduced our administrative expenses significantly and we continue to seek additional capital, our available cash resources are sufficient to satisfy our capital requirements through December 2008. There can be no assurances that additional capital will be available on a timely basis, if at all.
     If sufficient additional capital cannot be obtained on reasonably acceptable terms, we will be forced to discontinue business operations, liquidate assets and/or take other actions which could be detrimental to our business prospects and which may result in materially adverse consequences.
     If we cease operations, we could be deemed to be in default of our obligations under the terms of our convertible debentures issued to YA Global Investments, L.P. (“YA Global”), in which case, YA Global may elect to declare the full principal amount of the outstanding convertible debentures, together with interest and other amounts owing in respect thereof, immediately due and payable in cash or in common stock. Our obligations under the convertible debentures are secured by a first priority security interest in all of our assets, and upon an event of default, YA Global will have the right to, among other things, seize such assets in accordance with the terms of the convertible debentures.

Item 9.01.	Financial Statements and Exhibits.

Exhibit
Number	Description

10.1	Letter Agreement dated December 8, 2008 between Advanced Viral Research Corp. and Stephen Elliston.

10.2	Letter Agreement dated December 8, 2008 between Advanced Viral Research Corp. and Martin Bookman.

10.3	Letter Agreement dated December 8, 2008 between Advanced Viral Research Corp. and Maribel Dediego.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 8, 2008	ADVANCED VIRAL RESEARCH CORP. (Registrant)
	By:	/s/ Stephen M. Elliston
Stephen M. Elliston
President and Chief Executive Officer

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